UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 20, 2015

Fresh Medical Laboratories, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54600	20-1922768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

757 East South Temple
Suite 150
Salt Lake City, Utah	84102
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 204-9623

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 20, 2015, Wayne Adams resigned as a director of the Fresh Medical Laboratories, Inc. (the “Company”).

Effective August 20, 2015, the Board of Directors of the Company appointed Jeffrey S. O’Driscoll as a director of the Company.  Dr. O’Driscoll has practiced as an emergency physician since 1992, first with Salt Lake Emergency Physicians and then with Utah Emergency Physicians, LLC, when Salt Lake Emergency Physicians merged with Wasatch Emergency Physicians to form the new group.   Since 2004, he has served as an Assistant Adjunct Professor at the University of Utah College of Medicine.  Since 2008, Dr. O’Driscoll has served as the Medical Director of the Valley Emergency Communication Center, the 911 Call Center for Salt Lake Valley. From 2010 to 2013, Dr. O’Driscoll was the Chairman and CEO of Dolor Technologies, LLC, which markets and sells a device co-invented by Dr. O’Driscoll for treating severe aches.  Dr. O’Driscoll has served as a member of the medical advisory board of the Company since 2013.   Dr. O’Driscoll earned a B.S. in Microbiology from Brigham Young University and an M.D. from the University of Utah College of Medicine.  He has written and presented extensively on professional and religious topics.

In connection with his service on the medical advisory board of the Company, Dr. O’Driscoll is compensated on a project-by-project basis on terms negotiated between Dr. O’Driscoll and the Company.  During 2014, Dr. O’Driscoll was issued 90,000 shares of common stock, with a deemed value of $.50 per share, in connection with services provided to the Company. Dr. O’Driscoll was paid $52,000 for consulting services during the first six months of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Medical Laboratories, Inc.

Dated:  August 26, 2015

 By: /s/ Steven C. Eror

      Steven C. Eror, Chief Executive Officer